                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                   WESTVACO
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------

     (5) Total fee paid:
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:
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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[LOGO OF WESTVACO]

                                           December 29, 2000

Dear Fellow Shareholders:

We cordially invite you to join us at the 2001 Annual Meeting of Shareholders of Westvaco Corporation to be held at 10 o'clock in the morning on Tuesday, February 27, 2001. The meeting will be held in the Astor Salon, on the third floor of The Waldorf=Astoria Hotel, 301 Park Avenue (at 49th Street), New York, New York.

This year our proxy material includes three proposals. We ask for your support in voting FOR Proposal 1, the election of our directors; FOR Proposal 2, the appointment of our independent accountants; and FOR Proposal 3, the approval of the Westvaco Corporation Annual and Long-Term Incentive Plan.

Your interest in your company as demonstrated by the representation of your shares at our annual meeting is a great source of strength for your company. Your vote is very important to us and, accordingly, whether or not you expect to attend the meeting, we ask that you sign, date and return the enclosed proxy promptly.

                                           Sincerely,

                                           /s/ John A. Luke, Jr.
                                           John A. Luke, Jr.
                                           Chairman, President and
                                           Chief Executive Officer

Westvaco Corporation
299 Park Avenue
New York, NY 10171

[LOGO OF WESTVACO]

Packaging, paper and specialty chemicals

Notice of 2001 Annual Meeting of Shareholders and Proxy Statement


The Annual Meeting of Shareholders of Westvaco Corporation will be held in the Astor Salon, on the third floor of The Waldorf=Astoria Hotel, 301 Park Avenue (at 49th Street), New York, New York, on Tuesday, February 27, 2001, at 10 o'clock in the morning for the following purposes:

1.   To elect three directors for terms of three years each;

2. To consider and vote upon a proposal to ratify the action of the Board of Directors in appointing PricewaterhouseCoopers LLP as independent accountants for the corporation for the fiscal year 2001; and

3. To consider and vote upon the Westvaco Corporation Annual and Long-Term Incentive Plan.

All holders of common stock of record at the close of business on December 29, 2000 will be entitled to receive notice of and to vote at the annual meeting. Whether or not you expect to be at the meeting, please sign, date and promptly return the enclosed proxy.

By Order of the Board of Directors

John W. Hetherington
Vice President, Assistant General Counsel and Secretary

December 29, 2000

Proxy Statement

Westvaco Corporation
299 Park Avenue
New York, NY 10171

Your Board of Directors is providing you with this Proxy Statement in connection with the Board's solicitation of proxies for Westvaco's Annual Meeting of Shareholders to be held on February 27, 2001. On or about January 12, 2001, we will mail the Proxy Statement, a proxy card, and the Annual Report of Westvaco Corporation to shareholders of record of Westvaco common stock at the close of business on December 29, 2000. Only those holders of record will be entitled to vote, each share of stock being entitled to one vote. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

A majority of the outstanding shares of common stock, represented in person or by proxy at the meeting, will constitute a quorum. The three director nominees receiving the highest number of all votes cast for directors will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. All other matters to be voted on will be decided by a majority vote of the shares represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers, even though represented, are not entitled to vote on any matters as to which the brokers lack authority to vote, a broker non-vote will have no effect on the vote.

On December 29, 2000 there were outstanding 100,759,502 shares of Westvaco common stock. The following investment advisers are believed to have beneficial ownership (as defined for certain purposes by the Securities and Exchange Commission) of more than 5% of the company's common stock by virtue of having investment authority and, to some extent, voting authority over the number of shares indicated. The number of shares was obtained in each case from public filings or directly from the adviser.

                                                   Percent
                                        Shares*   of Class*
                                       ---------- ---------
        Sanford C. Bernstein & Co.     12,345,000   12.3%
        757 Fifth Avenue
        New York, NY 10153
        Capital Research & Management  10,185,000   10.1%
        333 South Hope Street
        Los Angeles, CA 90071-1406

--------
*As of December 8, 2000

The Westvaco savings and investment plans for salaried and hourly employees held, as of October 31, 2000, a total of 14,303,823 shares, or 14%, for which full voting rights are exercisable by members of the plans. As of that date, there were 12,400 current or former employees of Westvaco and its subsidiaries participating in these plans.

                      OWNERSHIP BY OFFICERS AND DIRECTORS

                                             Shares       Options
                                          Beneficially  Exercisable   Percent of
Name                                        Owned(1)   Within 60 days   Shares
----                                      ------------ -------------- ----------
Directors
Samuel W. Bodman III.....................     15,000         9,000         *
W. L. Lyons Brown, Jr....................      4,500         9,000         *
Michael E. Campbell......................      1,000         3,000         *
Dr. Thomas W. Cole, Jr...................        550         9,000         *
David F. D'Alessandro (2)................          0             0         *
David L. Hopkins, Jr. ...................     40,600         9,000         *
Douglas S. Luke..........................     47,490         6,000         *
William R. Miller........................      6,000         4,500         *
Jane L. Warner...........................      1,200         4,500         *
Richard A. Zimmerman.....................      3,350         9,000         *
Named Executive Officers
Rudolph G. Johnstone, Jr.................     91,636       338,135         *
John A. Luke, Jr.........................    155,268       726,247         *
David E. McIntyre........................      8,321       145,000         *
Karen R. Osar............................      1,426        25,000         *
Wendell L. Willkie, II...................     10,836       157,499         *
All Directors and Officers as a Group....  1,306,679     3,665,769       4.8%

*Less than 1% of Westvaco common stock.
--------------------------------------------------------------------------------
(1) Information concerning beneficial ownership of shares is as of November 30, 2000, the most recent practicable date, except for equivalent shares in the Westvaco Savings and Investment Plan for Salaried Employees which is as of October 31, 2000.
(2) Became a Westvaco director in October 2000.

Attendance at the meeting will be limited to holders of record as of December 29, 2000, or their authorized representatives (not to exceed one per shareholder), and guests of management.

It is important that your stock be represented at the meeting. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly in order to be sure that your shares will be voted. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy, or by attending and voting at the annual meeting.

In addition to solicitation by mail, officers and assistant officers of Westvaco may solicit proxies by telephone or other electronic communication, or by personal contact. The cost of solicitation of proxies will be borne by Westvaco. Westvaco may engage the services of Orion Investor Relations for the solicitation of proxies on a limited basis at a cost which is estimated not to exceed $5,000 in fees, and somewhat more than half that amount in expenses.

1. Election of directors

Three directors will be elected to hold office for the terms set forth below and, in all cases, until their successors are elected and shall qualify. There is no provision for cumulative voting in the election of directors. At the meeting, one of the persons named in the enclosed proxy (or a substitute) will, if authorized, vote the shares covered by such proxy for election of the three nominees for directors listed on the following pages.

The present nominees, Douglas S. Luke, Jane L. Warner, and Richard A. Zimmerman, if elected, will be elected for terms expiring at the 2004 Annual Meeting of Shareholders. The Board of Directors unanimously recommends a vote FOR the named nominees. Should any of these nominees become unavailable for election for any reason presently unknown, a person named in the enclosed proxy (or a substitute) will vote for the election of such other person or persons as the Board of Directors may recommend.

Samuel L. Bodman III, Dr. Thomas W. Cole, Jr., and David F. D'Alessandro, will continue to serve for a term expiring at the 2003 Annual Meeting.

W.L. Lyons Brown, Jr., Michael E. Campbell, and John A. Luke, Jr., will continue to serve for a term expiring at the 2002 Annual Meeting.

Nominees for election as directors
for a term of three years expiring in 2004

                                                                       Westvaco
                                                                       Director
           Name                                                    Age    Since
           ----                                                    --- --------
           DOUGLAS S. LUKE                                          59   1996
           President and CEO, HL Capital, Inc., since 1999, a
           private investment company with diversified interests
           in marketable securities and private equities.
           President and CEO, WLD Enterprises, Inc. 1991-1998, a
           private investment company with generally similar
           interests. Director: Orbital Sciences Corporation;
           Regency Realty Corporation.
           JANE L. WARNER                                           53   1997
           Managing Director, Global Automotive Industry Group
           EDS, since 2000. Served as President, Kautex Textron,
           North America, 1998-1999. Executive Vice President,
           Textron Automotive Company, 1994-1999. Director:
           Kettering University, Automotive Industry Action Group
           (AIAG).
           RICHARD A. ZIMMERMAN                                     68   1989
           Retired after serving as Chairman and CEO, Hershey
           Foods Corporation, 1985-1993. Director: Eastman Kodak
           Corporation, Stabler Companies, Inc. Trustee: United
           Theological Seminary.

Directors Whose Terms Expire 2003

                                                                       Westvaco
                                                                       Director
           Name                                                    Age    Since
           ----                                                    --- --------
           SAMUEL W. BODMAN III                                     62   1987
           Chairman and CEO, Cabot Corporation, since 1988.
           Director: Security Capital Group Incorporated, Thermo
           Electron, Inc., John Hancock Financial Services, Inc.,
           Cabot Microelectronics Corp. Trustee: Massachusetts
           Institute of Technology.
           DR. THOMAS W. COLE, JR.                                  59   1994
           President, Clark Atlanta University, since 1989.
           Director: First Union Bank of Georgia, West Virginia
           Wesleyan College. Trustee: Knoxville College.

                                                                       Westvaco
                                                                       Director
           Name                                                    Age    Since
           ----                                                    --- --------
           DAVID F. D'ALESSANDRO                                    49   2000
           President and CEO, John Hancock Financial Services,
           Inc., since 1998; Senior Executive Vice President in
           charge of John Hancock's Retail Section 1991-1998.
           Westvaco Director since October 2000. Director: John
           Hancock Financial Services, Inc. Chairman of the Board
           of Trustees: Wang Center for The Performing Arts.

Directors Whose Terms Expire 2002

                                                                       Westvaco
                                                                       Director
           Name                                                    Age    Since
           ----                                                    --- --------
           W. L. LYONS BROWN, JR.                                   64   1994
           Retired after serving as Chairman of the Board and
           CEO, Brown-Forman Corporation; CEO, 1975-1993;
           Chairman of the Board, 1983-1995. Former member of the
           President's Advisory Committee for Trade Policy and
           Negotiations. Director: Pennzoil-Quaker State Company,
           The France Growth Fund, Inc.
           MICHAEL E. CAMPBELL                                      53   1998
           Chairman, President and CEO, Arch Chemicals, Inc.,
           since 1999. Executive Vice President, Olin
           Corporation, 1996-1999; Corporate Vice President and
           President, Microelectronic Materials Division before
           becoming Executive Vice President of Olin.
           JOHN A. LUKE, JR.                                        52   1989
           Chairman, President and CEO, Westvaco Corporation,
           since 1996; President and CEO, 1992-1996. Director:
           American Forest and Paper Association, The Bank of New
           York, The Timken Company, United Negro College Fund.
           Trustee: Lawrence University, American Enterprise
           Institute for Public Policy Research. Governor:
           National Council for Air and Stream Improvement, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires reporting by directors and certain officers of the company concerning their holdings and transactions in Westvaco common stock. A review of the company's records indicates that all reports required under the Section 16(a) rules were filed in a timely manner during the fiscal year.

Certain Transactions
Michael E. Campbell, a director of Westvaco, is Chairman, President and CEO of Arch Chemicals, Inc. From the beginning of fiscal year 2000 through December 29, 2000, Westvaco purchased approximately $1,478,000 in products from Arch Chemicals. David F. D'Alessandro, also a Westvaco director, is President and CEO of John Hancock Financial Services, Inc. Its wholly-owned subsidiary, Independence Investment Associates, Inc., manages a portion of the equity assets of Westvaco's pension plans. During the same period, Independent Investment Associates charged approximately $1,509,000 for investment management services. Freya Block, wife of Richard H. Block, a Senior Vice President of Westvaco Corporation since July 2000, is President of Freya Block Design, Inc., which has performed architectural and interior design services at the offices of Westvaco and its subsidiaries in connection with several projects at a total cost of approximately $113,000 through December 29, 2000. The above transactions were in the ordinary course of business, at competitive prices, and independent of service on Westvaco's Board of Directors or as an executive officer of Westvaco.

                             Director Compensation

     Annual Board Retainer............................................. $30,000
     Board Meeting Attendance Fee...................................... $ 1,000
     Committee Meeting Attendance Fee.................................. $ 1,000
     Annual Option Grant (Shares)......................................   1,500

--------------------------------------------------------------------------------
Only directors who are not employees of the corporation receive a retainer and meeting fees. A retirement plan for non-employee directors was terminated in 1997, preserving only benefits already accrued.

                                Board Committees
                           2000 Committee Membership

 Audit                           Nominating and Governance
 William R. Miller, Chairman     W.L. Lyons Brown, Jr., Chairman
 Michael E. Campbell             Samuel W. Bodman III
 Thomas W. Cole, Jr.             David L. Hopkins, Jr.
 David F. D'Alessandro           John A. Luke, Jr.
 David L. Hopkins, Jr.           Richard A. Zimmerman
 Jane L. Warner
 Richard A. Zimmerman
 (all non-employee directors)


 Compensation                    Environment, Safety and Health
 Richard A. Zimmerman, Chairman  Samuel W. Bodman III, Chairman
 Samuel W. Bodman III            Thomas W. Cole, Jr.
 W.L. Lyons Brown, Jr.           Douglas S. Luke
 Thomas W. Cole, Jr.             John A. Luke, Jr.
 David L. Hopkins, Jr.           William R. Miller
 (all non-employee directors)    Jane L. Warner


 Finance                         International
 David L. Hopkins, Jr., Chairman Douglas S. Luke, Chairman
 W.L. Lyons Brown, Jr.           Samuel W. Bodman III
 Michael E. Campbell             W.L. Lyons Brown, Jr.
 David F. D'Alessandro           Michael E. Campbell
 Douglas S. Luke                 John A. Luke, Jr.
 John A. Luke, Jr.               William R. Miller
 William R. Miller               Richard A. Zimmerman
 Jane L. Warner

Board and Committee Meetings

The Board of Directors held ten meetings, one each month except December and July, and 28 committee meetings during fiscal year 2000. Average attendance by directors at meetings of the Board and its committees was 96.3%.

Audit Committee                                        3 meetings in fiscal 2000
Reviews the audit examination and annual financial reports of the corporation, and meets with and remains accessible to the internal auditors and independent accountants of the corporation. It reviews in advance the appointment of the independent accountants, the scope of their work, and the fees for all services provided. It also reviews annually with the General Counsel the status of the company's legal compliance program, as well as significant issues in litigation. Please refer to the Report of the Audit Committee which follows.

Compensation Committee                                 9 meetings in fiscal 2000
Receives regular reports on industrial relations, approves all compensation of senior management, determines awards under the Annual Incentive Compensation Plan, oversees matters relating to the corporation's stock option plans and various issues related to the management of its savings and investment plans.
In addition, the committee reviews the management of, and proposed changes to, the corporation's various employee benefit plans. Please refer to the Report of the Compensation Committee which follows.

Nominating and Governance Committee                    7 meetings in fiscal 2000
Reviews and makes recommendations concerning the qualifications of all directors, including those considered for re-election, and persons to fill vacancies on the Board of Directors, as well as the levels of compensation paid to non-employee directors. The committee also reviews and considers matters of corporate governance, including trends and evolving best practices and offers recommendations.

Finance Committee                                      7 meetings in fiscal 2000
Reviews the financial condition of the corporation and its requirement for funds, studies its credit and financing policies, considers the dividend policy of the corporation and makes recommendations concerning these matters, and reviews funding recommendations for the salaried and hourly pension plans together with the investment performance of such plans.

Committee on the Environment, Safety and Health         1 meeting in fiscal 2000
Oversees the stewardship of the corporation with respect to conservation of the natural resources and its ability to protect the natural environment. It also oversees implementation of the company's workplace safety and health program. The committee receives regular reports from management, reviews environmental, safety and health matters with management, and makes recommendations as needed.

International Committee                                 1 meeting in fiscal 2000
Serves as a resource for management, sharing its knowledge and expertise on opportunities outside of the United States which may be of interest to the company.

Report of the Audit Committee of the Board of Directors

Membership and Role of the Audit Committee
The Audit Committee consists of seven members of the company's Board of Directors. Each member of the Audit Committee is independent and possesses other qualifications as required by the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors, which is included in this Proxy Statement as Exhibit A.

The primary function of the Audit Committee is to assist the Board of Directors in monitoring (1) the integrity of the financial statements of the company, (2) the compliance by the company with legal and regulatory requirements, and (3) the independence and performance of the company's internal and external auditors.

Review of the Company's Audited Financial Statements for the Fiscal Year ended October 31, 2000
The Audit Committee has reviewed, and by its Chairman has discussed with management, the audited financial statements of the company for the fiscal year ended October 31, 2000. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm. Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the company's audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended October 31, 2000 for filing with the SEC.

Submitted by:

 Michael E. Campbell                         William R. Miller, Chairman
 Dr. Thomas W. Cole, Jr.                     Jane L. Warner
 David F. D'Alessandro*                      Richard A. Zimmerman
 David L. Hopkins, Jr.

--------
*Joined the committee on October 24, 2000.

Compensation Committee Interlocks and Insider Participation
No employee of the company served as a member of the Compensation Committee or as a member of the compensation committee of the board of any company where an executive officer of such company is a member of the Compensation Committee.

Executive Compensation

Report of the Compensation Committee

The Committee
We are the members of the Compensation Committee, a Board committee composed entirely of outside directors, none of whom is or has been at any time an employee of the company or is receiving any compensation from the company other than as a director. We administer the Westvaco Executive Compensation Program which is designed to attract and retain distinctly capable and highly motivated individuals who can create and execute plans that will produce sound long-term rewards for shareholders. We also determine the compensation of all executive officers and Senior Vice Presidents, and inform the Board of any action taken with respect to the compensation of the CEO.

Performance Factors
Westvaco's principal objective is to increase the value of the company for its shareholders over the long term. The company is pursuing this objective through a business strategy which is designed to achieve leading positions in global markets for certain high quality packaging, paper and specialty chemical products. In doing so, it is also striving to minimize the impact of the business cycle on its earnings. The success of this business strategy, as well as the company's continuing cost containment and productivity improvement initiatives, are regularly monitored within the company and by the Board. The contribution of an individual to the execution of corporate strategies, and the pursuit of the foregoing objectives, remain the principal basis on which we evaluate job performance and, therefore, are significant factors in our determining salaries, awards of bonuses, and grants of stock options.

Cash Compensation
The Westvaco Annual Incentive Compensation Plan, approved by shareholders in 1996, places a portion of a senior executive's compensation at risk and ties it to company and personal performance. The Plan is administered by the Compensation Committee. Funding for awards is based on a formula tied to the overall performance of the company. The Plan is designed to meet IRS requirements for tax deductibility. In determining awards, we carefully appraise the performance of each individual and of the company, and also consider current and anticipated competitive compensation in equivalent positions within the industry. Key criteria for individual performance focus on improved shareholder value through financial and operating performance, advancement of the company's business strategy, and support of our strategic focus on those markets with the highest growth and profitability potential. No one executive can receive more than 20% of the available bonus pool. Improved performance in 2000 created a pool of funds for incentive compensation awards. The committee's targets for performance were met and bonus payments were made.

We believe it is important that total cash compensation for Westvaco's executive officers be at a level that is competitive with that paid by comparable companies. The competitiveness of the compensation of the CEO and the other executive officers identified in the Summary Compensation Table is evaluated through an assessment of total annual cash compensation paid by the eight companies which comprise the Dow Jones Paper Index in the proxy performance graphs on pages 11 and 12, (the "Peer Paper Group") and by other companies comparable in size to Westvaco. Such assessments are supported by executive compensation surveys performed for the committee each year. Using this frame of reference as a general guideline, actual compensation levels are determined by an annual evaluation of individual job performance, without attempting to target a specific level within the competitive frame of reference.

Salaries for the other executive officers are determined on a similar basis, except that a salary range is established for each such officer based upon total annual cash compensation, including any bonus, paid to comparable officers of the companies in a somewhat broader group encompassing companies comparable to Westvaco both within and outside of our industry.

Equity-Based Compensation

Stock Options
Grants of stock options are made by the committee to create a direct tie between the interests of key employees and shareholders of the company. Such options are usually granted each year, with an exercise price equal to the market price of the related shares on the date of grant, so that individuals receiving such grants benefit only if shareholders benefit through subsequent appreciation in the value of Westvaco shares. Position responsibility, job performance, and salary level are principal factors considered by the Compensation Committee in determining the size of grants. Stock options are the only form of long-term incentive offered by the company. The value of the option grants is also compared with the value of grants of options and other long-term incentives within the Peer Paper Group, and with similar long-term incentives provided by other companies comparable in revenues to Westvaco in other industries. The committee does not consider the number of options already held by an individual in making additional grants.

The Savings and Investment Plans
The savings and investment plans for Westvaco employees, with company matching, provide an attractive way for all employees, including executive officers, to acquire and hold stock in the company by contributing a percentage of their compensation. These plans reflect the company's long commitment to equity ownership by employees and the linking of the interests of employees to the interests of the shareholders as a whole. For fiscal 2000, there was a regular company match of 75 percent on employee contributions up to the limit set forth in the plans. Additionally, a supplemental match of 15 percent was also paid reflecting the company's improvement in year-over-year earnings of more than 20%. This percentage reflects an established milestone for supplemental matching.

Compensation for the Past Year
Improvement in Westvaco's 2000 earnings performance reflects strength in our markets as well as benefits from strategic initiatives including acquisitions. During the year Westvaco continued to take important steps in support of its business strategies. Sustained by the efforts of a highly focused management team, earnings for 2000 exceeded the threshold for bonuses under the Westvaco Annual Incentive Compensation Plan which relates variable compensation directly to corporate performance. Targets for performance established by the committee were also exceeded.

Base salaries for the executive officers listed in the Summary Compensation Table compare favorably to the respective median base salaries of the Peer Paper Group. As a result, no increase in base salary was made for any of these individuals in 2000.

As noted, established performance objectives were exceeded in 2000 and the committee approved bonuses for each of the listed executives. The amount of the bonus reflected individual personal performance and contribution to the enterprise.

Compensation for the Chief Executive Officer
Specific performance criteria are established against which the committee measures the performance of the Chief Executive Officer. These same criteria are used by the Chief Executive Officer in evaluating the company's other senior officers.

The annual cash compensation of the company's Chief Executive Officer includes a base salary and variable compensation. His base salary is above the median of the Peer Paper Group, and no adjustment was made in this part of Mr. Luke's compensation in 2000. With regard to variable cash compensation, the Westvaco Annual Incentive Compensation Plan reflects a disciplined focus on shareholder returns and directly relates funding for variable compensation awards to company performance to the exclusion of more generalized factors. In 2000, Westvaco exceeded the performance targets established by the committee for the award of bonuses to Mr. Luke and other executive officers under the company's Annual Incentive Compensation Plan. The committee approved a bonus for Mr. Luke of $500,000.

In November 1999 the committee granted stock options to Mr. Luke for 120,000 shares and simultaneously made grants to 442 other officers and salaried employees, all of which were granted at market value on the date of grant. At no time have any stock options been repriced. The value of the 1999 stock option awards to the Chief Executive Officer is below the median of the option awards for similar positions in the Peer Paper Group companies.

Conclusion
We remain convinced that the caliber and motivation of the company's executives and all of its employees are extremely important to the company's ability to meet future challenges and to deliver long-term value to its shareholders. We believe Westvaco's improved performance in fiscal year 2000 provides further assurance that the company's Executive Compensation Program is sound and provides appropriate incentive to key management personnel to meaningfully affect earnings and returns in future years.

As noted in this proxy statement, the Annual Incentive Compensation Plan for Senior Executives is being restructured to focus more directly on specific performance goals that will enhance shareholder value and drive the effective implementation of the company's strategy. A new long-term incentive component has also been added to strengthen the focus on and achievement of the company's longer term strategic objectives. The committee and the Board have unanimously endorsed this restructured plan.

Richard A. Zimmerman, Chairman
Samuel W. Bodman III
W.L. Lyons Brown, Jr.
Dr. Thomas W. Cole, Jr.
David L. Hopkins, Jr.

                         Total Return to Shareholders

                           (as of October 31, 2000)

                                    [GRAPH]

                           1995     1996     1997     1998     1999     2000

Westavaco Corp            100.00   105.84   125.49    97.88   121.25   119.77

S&P 500 Index             100.00   124.09   163.94   200.00   251.33   266.65

Dow Jones Paper Index     100.00   108.00   121.30   106.69   137.60   112.84

Data source: Standard & Poor's Compustat Services, a division of
             McGraw-Hill Companies, except for Dow Jones Paper Index data which comes from Dow Jones & Company, Inc.


This graph compares the cumulative total return to shareholders on Westvaco common stock for a five-year period ended October 31, 2000 with the return on the Standard & Poor's 500 Stock Index (S&P 500) and the Dow Jones Paper Index.

                     Long-Term Total Return to Shareholders

                            (as of October 31, 2000)

                                    [GRAPH]

            Westvaco Corp      S&P 500 Index      Dow Jones Paper Index*

1967            100.00             100.00                 100.00
1968            162.03             113.61                 151.13
1969            149.72             110.27                 165.53
1970            115.31              98.04                 127.74
1971             99.16             114.53                 112.16
1972            142.36             139.58                 108.87
1973            220.20             139.52                 149.87
1974            150.26              99.41                 122.30
1975            208.96             125.33                 175.73
1976            294.55             150.47                 237.67
1977            301.82             141.17                 184.41
1978            295.39             150.05                 201.35
1979            376.36             173.02                 223.18
1980            418.36             228.59                 249.18
1981            448.61             229.85                 243.18
1982            547.62             267.39                 295.22
1983            716.72             341.93                 366.93
1984            904.79             363.48                 400.65
1985            898.00             433.77                 415.67
1986          1,436.00             577.57                 633.02
1987          1,645.51             614.53                 651.00
1988          1,752.80             705.48                 806.22
1989          1,739.83             891.73                 924.15
1990          1,547.58             825.03                 787.13
1991          2,581.20           1,101.41               1,197.65
1992          2,482.08           1,211.00               1,197.30
1993          2,309.58           1,391.93               1,255.84
1994          2,511.90           1,445.80               1,544.44
1995          3,073.56           1,828.06               1,928.85
1996          3,253.05           2,268.45               2,083.15
1997          3,856.82           2,996.84               2,339.80
1998          3,008.32           3,655.85               2,057.85
1999          3,726.41           4,594.30               2,654.22
2000          3,680.94           4,874.10               2,176.46

* The Dow Jones Paper Index was not available prior to 1987. For the years prior to 1987, the graph represents the total returns for the group of companies that currently comprise the Dow Jones Paper Index. The Dow Jones Paper Index was reweighted in September 2000 and historical data was updated back to 1992. Data from years prior to 1992 have been unaffected.

Data source: Standard & Poor's Compustat Services, a division of McGraw-Hill
             Companies, except for Dow Jones Paper Index data from 1987-1999 which comes from Dow Jones & Company, Inc.


Creating long-term rewards for shareholders is a major Westvaco objective. Accordingly, this graph, using the same method of measuring return as in the five-year graph and using the same indices, is presented to show comparative cumulative return over a long term. Neither this graph, nor the graph for the five-year period, should be taken to imply any assurance that past performance is predictive of future performance.

                           Summary Compensation Table

The following shows the compensation paid or accrued by Westvaco to or for each of its five most highly compensated executive officers for all periods during the fiscal year ended October 31, 2000.

                                                                     Long-term
                                           Annual                 Compensation
                                     Compensation                       Awards
Name and                        -----------------           Other ------------       All Other
Principal Position        Year*   Salary Bonus(1) Compensation(2)   Options(#) Compensation(3)
------------------------  ----  -------- -------- --------------- ------------ ---------------
John A. Luke, Jr.         2000  $875,000 $500,000         --        120,000        $74,250
Chairman, President       1999   875,000      --          --         95,000         39,375
and CEO                   1998   875,000      --          --         95,000         39,375

Rudolph G. Johnstone,     2000   625,000  400,000         --         60,000         55,350
Jr.                       1999   625,000      --          --         60,000         28,125
Executive Vice President  1998   625,000      --          --         60,000         28,125

David E. McIntyre         2000   550,000  300,000     $90,825        50,000         45,900
Group Vice President      1999   491,667      --       71,086        45,000         22,125
                          1998   388,333      --       39,060        30,000         17,475

Wendell L. Willkie, II    2000   400,000  360,000         --         35,000         41,040
Senior Vice President     1999   398,333      --          --         30,000         17,925
and General Counsel       1998   387,500      --          --         30,000         17,438

Karen R. Osar**           2000   441,923  300,000         --         25,000         36,450
Senior Vice President
and CFO

 *Fiscal years ended October 31.
**Joined Westvaco in November 1999.

--------------------------------------------------------------------------------
(1) Represents the variable component of total annual compensation under the Westvaco Annual Incentive Plan as discussed in the Report of the Compensation Committee, except for $60,000 of the amount received by Wendell L. Willkie, II.

(2) Other Compensation includes perquisites paid to David E. McIntyre during the year for temporary housing and relocation costs.

(3) Represents company contributions of $8,640 and $65,610 for John A. Luke, Jr.; $8,640 and $46,710 for Rudolph G. Johnstone, Jr.; $8,640 and $37,260
    for David E. McIntyre; $7,170 and $33,870 for Wendell L. Willkie, II; and $8,640 and $27,810 for Karen R. Osar, to the Savings and Investment Plan and the unfunded Savings and Investment Restoration Plan, respectively. The five executive officers named above hold interests equivalent to 137,569 shares under such plans as of October 31, 2000.

          Option/SAR Grants in the Fiscal Year Ended October 31, 2000

                                                                             Potential Realizable
                                                                          Value at Assumed Annual
                                                                      Rates of Stock Appreciation
                                     Individual Grants                         for Option Term(1)
                        ------------------------------------------- ------------------------------
                                        % of
                                       Total
                                     Options
                         Number of   Granted
                        Securities        to
                        Underlying Employees
                           Options in Fiscal    Exercise Expiration
Name                       Granted   Year(2) Price($/Sh)       Date             5%             10%
----                    ---------- --------- ----------- ---------- --------------  --------------
John A. Luke, Jr.         120,000    11.26%   $30.6250   11/23/2009 $    2,311,171  $    5,856,995
Rudolph G. Johnstone,
 Jr.                       60,000     5.63%   $30.6250   11/23/2009      1,155,585       2,928,497
David E. McIntyre          50,000     4.69%   $30.6250   11/23/2009        962,988       2,440,414
Wendell L. Willkie, II     35,000     3.28%   $30.6250   11/23/2009        674,092       1,708,290
Karen R. Osar              25,000     2.35%   $30.6250   11/23/2009        481,494       1,220,207
---------------------------------------------------------------------------------------------------
All Optionees           1,065,955      100%   $30.6250   11/23/2009 $   20,530,034  $   52,027,438
All shareholders(3)                                                 $1,938,733,461  $4,913,159,799
Optionees gain as % of
 all shareholder gain                                                         1.06%           1.06%

(1) The dollar amounts under these columns are not intended to and may not accurately forecast possible future appreciation, if any, of Westvaco's common stock price. These are purely hypothetical amounts resulting from calculations at the 5% and 10% rates required by the Securities and Exchange Commission.

(2) All options are granted at market value on the date of grant and become exercisable twelve months from the date of grant.

(3) As of October 31, 2000, there were 100,662,409 shares of common stock outstanding. The calculations shown are based on the assumed rates of appreciation, compounded annually, from the stock's fair market value of $30.6250 on November 23, 1999, when the above options were granted.

                Aggregated Option Exercises in Last Fiscal Year
                      and October 31, 2000 Option Values

                                                                                           Value of
                                                                Number of               Unexercised
                                                              Unexercised              In-the-Money
                             Shares                            Options At                Options At
                        Acquired on       Value       October 31, 2000(2)       October 31, 2000(2)
Name                       Exercise Realized(1) Exercisable/Unexercisable Exercisable/Unexercisable
----                    ----------- ----------- ------------------------- -------------------------
John A. Luke, Jr.             7,183    $222,644           606,247/120,000             $1,317,023/$0
Rudolph G. Johnstone,
 Jr.                         14,605     116,022            278,135/60,000                 299,767/0
David E. McIntyre               --          --              95,000/50,000                  13,750/0
Wendell L. Willkie, II          --          --             122,499/35,000                 110,467/0
Karen R. Osar                   --          --                   0/25,000                       0/0

(1) The value realized on stock option exercises represents the difference between the grant price of the options and the market price of the shares of underlying stock as of the date of exercise multiplied by the number of options exercised. All grants are made at the fair market value of the stock on the date of grant.

(2) The value of unexercised in-the-money options represents the difference between the grant price of the options and the market price of $28.125 at October 31, 2000, multiplied by the number of in-the-money options outstanding.

                      Pension Plan Table Fiscal Year 2000

                                Years of Service
              -----------------------------------------------------
 Remuneration    15       25       30       35       40       45
 ------------ -------- -------- -------- -------- -------- --------
  500,000     $104,300 $173,800 $208,600 $243,300 $278,100 $313,800
  660,000      138,600  231,000  277,100  323,300  369,500  416,700
  820,000      172,900  288,100  345,700  403,300  461,000  519,500
  980,000      207,200  345,300  414,300  483,400  552,400  622,400
1,140,000      241,400  402,400  482,900  563,400  643,900  725,300
1,300,000      275,700  459,600  551,500  643,400  735,300  828,200

The corporation's contributions to its Retirement Plan for Salaried Employees are computed on an aggregate actuarial basis with no specific allocation of contributions to individuals. The table above shows the approximate annual retirement benefits net of social security benefits that would be received under current plan provisions based upon the noted compensation levels and years of service. As of December 31, 2000, the executive officers named in the Summary Compensation Table set forth on page 13 will have the following years of credited service: John A. Luke, Jr., 21.7; Rudolph G. Johnstone, Jr., 40.3; David E. McIntyre, 8.7; Wendell L. Willkie, II, 6; and Karen R. Osar, 1.2. The amounts of covered compensation under the Plan during 2000 for each of the individuals named in the Summary Compensation Table were approximately the same as set forth in the salary and bonus columns of that table.

These approximated annual retirement benefits have been calculated under the plan's 50% joint and survivor annuity form of pension and on the assumption of retirement benefits beginning at age 62 or age 65. To the extent that an employee's retirement benefit as computed in accordance with the plan exceeds maximum amounts permitted under the Internal Revenue Code, the difference will be paid by Westvaco under an unfunded benefit plan approved by the Board of Directors.

Benefit Assurance Trusts. The company has entered into four benefit assurance trusts in connection with the company's unfunded benefit plans in order to preserve the benefits earned under the plans in the event of a significant change in corporate structure. Upon the occurrence of any potentially significant change in corporate structure, the company will contribute additional funds to the trusts which will be sufficient to pay, in accordance with the terms of the plans, the benefits authorized under the plans. If the funds in the trusts are insufficient to pay amounts due under the plans, the company remains obligated to pay any deficiency.

Severance Pay Plans
Westvaco has formal severance pay plans for salaried employees who are involuntarily terminated as a result of normal business occurrences (job elimination and discharge) for reasons other than gross misconduct. The plans provide severance pay ranging from 2 weeks to 104 weeks of an employee's salary (including any incentive compensation). The maximum benefit ranges from 26 weeks to 104 weeks. Terminated employees also receive unused and vested vacation pay. An employee may continue medical, dental, disability, accidental death and dismemberment and life insurance coverage for a specified period of time. The individuals named in the Summary Compensation Table set forth on page 13, would be eligible for severance benefits should they experience a job elimination or be discharged.

Executive Agreements
The Board of Directors has authorized employment agreements with the executive officers named in the Summary Compensation Table and with other executive officers. These agreements provide that in the event that a Change-of-Control of Westvaco occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. Each agreement provides generally that the executive's terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a Change-of-Control of the company. Generally, if the company terminates the executive's employment (other than for cause, death or disability), or if the executive terminates for good reason during such three-year period, the executive is entitled to receive (i) three times (a) the executive's annual base salary plus (b) the executive's annual bonus amount (as determined pursuant to the agreement); (ii) accrued but unpaid compensation;
(iii) welfare benefits for three years; and (iv) a lump sum payment having an actuarial present value equal to the additional pension benefits the executive would have received if he or she had continued to be employed by the company for an additional three years. In addition, the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

2. Proposal to ratify appointment of independent accountants

The Board of Directors, pursuant to the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP to serve as independent accountants for the corporation for the 2001 fiscal year subject to approval by the shareholders at the 2001 Annual Meeting. PricewaterhouseCoopers LLP currently serves as the corporation's independent accountants and received $2,387,900 in fees and expenses during fiscal year 2000 for audit-related services. The Audit Committee has been advised by PricewaterhouseCoopers LLP that neither the firm, nor any of its partners or staff, has any direct financial interest or material indirect financial interest in the corporation or any of its subsidiaries. Representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions. If the shareholders do not ratify this appointment, the appointment of other independent public accountants will be considered by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.

3. Proposal to approve the Westvaco Corporation Annual and
   Long-Term Incentive Plan

Introduction. You are being asked to approve a new Annual and Long-Term Incentive Plan for designated senior executives of the company. The purpose of this incentive plan is to provide performance-based cash bonuses in order to motivate key executives to achieve the company's business goals and to retain them as employees over an extended period, while preserving the ability of the company to deduct the bonuses for federal income tax purposes. In order to achieve this full deductibility, the company's shareholders must approve the material terms and conditions of this incentive plan, which are described below. A copy of the plan is attached to this proxy statement as Exhibit B.

Administration and Participation. This incentive plan will be administered by the Compensation Committee of our Board of Directors. The participants in the plan will be our Chief Executive Officer, and other executive officers selected by the committee each year.

Types of Awards. The incentive plan allows the Compensation Committee to award two types of awards: annual bonuses and long-term bonuses. Annual bonuses will be earned based upon achievement of performance goals during a given fiscal year, and paid soon after the committee has determined the degree to which the goals have been met. Long-term bonuses will also be earned based upon achievement of performance goals; however, the goals may relate to performance during a single fiscal year, or a longer period, or both. In addition, the payment of long-term awards will be made over an extended period of time, and participants will generally forfeit any unpaid installments if their employment terminates, with certain exceptions that are described below. The committee may establish procedures allowing participants to elect to defer payments beyond the scheduled payment date.

Criteria for Awards. Within the first 90 days of the start of each fiscal year, beginning with fiscal year 2001, the Compensation Committee will establish the award opportunities and associated performance goals for bonuses that are to be earned based upon performance during that fiscal year, including the levels of awards that will be earned for different levels of achievement. At the end of the fiscal year, the committee will evaluate performance and determine the resulting annual incentive payments and file their determination in a written document. The committee will have the ability to reduce any particular bonus below the amount generated by the pre-established formulae, but not to increase it. In addition, the maximum amount that may be earned for any one annual bonus or long-term bonus award is $2 million.

Performance Goals. The committee will be able to choose goals for bonuses under the incentive plan, based on one or more of the following performance measures: revenues, profits, returns, shareholder value, cash flow, working capital, safety and environmental measures. The goals may be measured at the corporate level or at a business unit level, and may be calculated on a pre- or post-tax basis and on an aggregate or a per-share basis. When evaluating performance, the committee will ignore the impact of regulatory changes, for example, changes to the accounting rules since the goals were adopted and will ignore the impact of extraordinary items.

Effect of Termination of Employment. If a participant voluntarily terminates his or her employment or is terminated for cause, any annual bonus that he or she might have earned for the fiscal year in which the termination occurs will be forfeited and any unpaid installments of long-term bonuses will be forfeited. If a participant's employment is terminated due to retirement, death or disability, the committee may in its discretion authorize payment of an annual bonus for that fiscal year, and any remaining unpaid installments of long-term bonuses that have already been earned will be paid as soon as practical. Payments for other terminations will be in the committee's discretion.

Amendments. The incentive plan may be amended by our Board of Directors, but no amendment may adversely affect the terms and conditions of any award opportunity that has been established before the amendment is acted upon, nor may any such amendment be made that would cause the affected award opportunity or award to cease to qualify for the exemption from Section 162(m) described below under "Effect of Vote."

Effectiveness of Plan. The incentive plan became effective as of November 28, 2000, with the first awards being established for fiscal year 2001, subject to shareholder approval of the plan. If approved, the Plan will remain in effect until it is terminated by our Board of Directors. If the plan is not approved, these awards will be void and no further awards will be made under the plan.

Outstanding Awards. The Compensation Committee has established award opportunities outlined below, to be earned based upon achievement of goals relating to return on capital invested during fiscal 2001:

Name                       Types of Award       Minimum*       Target         Maximum
----                       --------------       --------       -------       ---------
John A. Luke, Jr.               Annual          300,000        600,000       1,200,000
                             Long-Term          500,000        625,000         750,000
James A. Buzzard                Annual          150,000        300,000         600,000
                             Long-Term          300,000        375,000         450,000
David E. McIntyre               Annual          125,000        250,000         500,000
                             Long-Term          200,000        250,000         300,000
Karen R. Osar                   Annual          100,000        200,000         400,000
                             Long-Term          150,000        187,500         225,000
Richard H. Block                Annual          125,000        250,000         450,000
                             Long-Term          200,000        250,000         300,000
Wendell L. Willkie, II          Annual          100,000        200,000         400,000
                             Long-Term          150,000        187,500         225,000

--------------------------------------------------------------------------------
*If minimum performance is not achieved, no award will be paid.

Effect of Vote. Section 162(m) of the Internal Revenue Code disallows Westvaco's federal tax deduction for compensation in excess of $1 million in any one year to our Chief Executive Officer or any of the other five named executive officers, unless the compensation is paid based upon the achievement of objective performance goals established by a committee of outside directors under a shareholder-approved plan. A vote in favor of approving the plan will be a vote approving all the material terms and conditions of the plan for purposes of this exemption under Section 162(m). The affirmative vote of a majority of the votes cast by the shareholders present, in person or by proxy, and entitled to vote at the annual meeting, is required for approval of the plan.

The Board of Directors unanimously recommends a vote FOR the approval of the Westvaco Corporation Annual and Long-Term Incentive Plan.

Shareholder proposals and nominations

Shareholder proposals intended for inclusion in next year's Proxy Statement must be received by the Secretary of the company not later than August 31, 2001. In addition, Westvaco's bylaws outline procedures that a shareholder must follow to nominate directors or to bring other business before shareholders' meetings. For a shareholder to nominate a candidate for director at the 2002 Annual Meeting of Shareholders, notice of such nomination must be given to the Secretary of the company not later than November 28, 2001. The notice must describe various matters regarding the nominee and conform to requirements specified in the company's bylaws. For a shareholder to bring other business before the 2002 Annual Meeting of Shareholders, notice must be given to the Secretary of the company between October 29, 2001, and November 28, 2001 and must include a description of the proposed business, the reason for conducting such business and other specified matters.

John W. Hetherington
Vice President,
Assistant General Counsel and Secretary

December 29, 2000

10-K available without charge

The corporation's annual report on Form 10-K filed with the Securities and Exchange Commission may be obtained at no charge after January 31, 2001 by writing to: Secretary, Westvaco Corporation, One High Ridge Park, Stamford, Connecticut 06905. Exhibits to the Form 10-K are also available at a cost of twenty-five cents per page. The Form 10-K is also available in the Investment Services Section of Westvaco's internet site at www.westvaco.com.

                                   EXHIBIT A

                              WESTVACO CORPORATION

                            AUDIT COMMITTEE CHARTER

The Audit Committee is appointed by the Board to assist the Board in monitoring
(1) the integrity of the financial statements of the company, (2) the compliance by the company with legal and regulatory requirements, and (3) the independence and performance of the company's internal and external auditors.

The members of the Audit Committee shall be appointed by the Board and shall possess the independence and other qualifications required by the New York Stock Exchange. The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. It may also request any officer or employee of the company, or the company's outside counsel or independent auditor, to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall make regular reports to the Board.

In discharge of its responsibilities, the Audit Committee shall:

 1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

 2. Review the annual audited financial statements and major issues with management, including those issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the company's financial statements.

 3. Discuss with management and the independent auditor significant financial reporting issues and judgements made in connection with the preparation of the company's annual and interim financial statements.

 4. Be available each quarter to review as necessary with management and the independent auditor, either by the full committee or by its Chairman, the company's quarterly financial statements prior to the filing of its Form 10-Q.

 5. Meet periodically with management to review the company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

 6. Review major changes to the company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

 7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

 8. Approve the fees to be paid to the independent auditor.

 9. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

11. Review the appointment and replacement of the senior internal auditing executive.

12. Review the significant reports to management prepared by the internal auditing department and management's responses.

13. Meet with the independent auditor prior to the annual audit to review the planning and staffing of the audit.

14. Obtain from the independent auditor assurance that it will inform the company's management concerning any information coming to the auditor's attention indicating that an illegal act has or may have occurred, and assure that such information has been conveyed, as appropriate, to the Audit Committee.

15. Discuss with management, the company's senior internal auditing executive and the independent auditor any condition which comes to their attention indicating that the company's subsidiaries and affiliated entities, domestic and foreign, are not conforming to applicable legal requirements or to the company's Code of Conduct.

16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61.

17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the company's response to that letter. Such review should include:

   a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

   b) Any changes required in the planned scope of the internal audit.

   c) The internal audit department's support of the annual independent audit.

18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company's annual proxy statement.

19. Advise the Board with respect to the company's policies and procedures regarding compliance with applicable laws and regulations and with the company's Code of Conduct.

20. Review with the company's General Counsel legal matters that may have a material impact on the financial statements, the company's compliance policies, and any material reports or inquiries received from regulators or governmental agencies.

21. Meet at least annually with the company's financial management, the senior internal auditing executive, and the independent auditor in separate executive sessions.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the company's Code of Conduct.

                                   EXHIBIT B

            WESTVACO CORPORATION ANNUAL AND LONG-TERM INCENTIVE PLAN

                                   Article I

                         Purpose and General Provisions

Section 1.1 Purpose and Effective Date of Plan. The purpose of the Plan is to provide the Company with a method of rewarding and retaining senior management employees by providing them with cash incentive compensation in a form that qualifies for the exemption from the limitations on tax deductibility imposed by Section 162(m) of the Code (the "Section 162(m) Exemption"). The Plan shall be effective November 28, 2000, subject to the approval of the Company's shareholders at its annual meeting in 2001.

Section 1.2 Definitions. The following terms shall have the meanings set forth below for purposes of the Plan.

  Award: the amount (if any) that a Participant earns pursuant to an Award Opportunity, as determined by the Committee pursuant to Section 2.2.

  Award Opportunity: the opportunity given to a Participant to earn a cash incentive payment, in a specified amount or amounts, based upon the achievement of one or more specified Performance Goals.

  Board: the Board of Directors of the Company.

  Code: the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

  Committee: the Compensation Committee of the Board.

  Company: Westvaco Corporation, a Delaware corporation.

  Deferral: as defined in Section 3.1.

  Disability: the absence of the Participant from his or her duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company.

  Employment Agreement: an individual employment agreement between the Company and a Participant.

  Long-Term Award: as defined in Section 2.1.

  Participant: the Chief Executive Officer of the Company and any other executive officer of the Company who is designated by the Committee as a Participant.

  Performance Goal: a performance goal established by the Committee, based on one or more of the following performance measures: revenues, profits, returns, shareholder value, cash flow, working capital, safety and environmental measures. Performance Goals may be measured at the corporate level or at a business unit level, and may be calculated on a pre-or post-tax basis and on an aggregate or a per-share basis.

  Plan: the Westvaco Corporation Annual and Long-Term Incentive Plan, as set forth herein.

  Retirement: retirement under any qualified pension plan of the Company in which the Participant participates.

  Section 162(m) Exemption: as defined in Section 1.1.

  Short-Term Award: as defined in Section 2.1.

  Termination for Cause: with respect to any Participant, a Termination of Employment because of (1) the Participant's willful and continued failure to perform substantially the Participant's duties with the Company or one of its affiliates (other than such failure resulting from incapacity due to physical or mental illness) as determined by the Committee or, in the case of a Participant other than the Chief Executive Officer of the Company, by the Chief Executive Officer, in its or his sole discretion, as applicable, or (2) the Participant's willful engaging in illegal conduct, gross misconduct or a clearly established violation of the Company's Code of Conduct.

  Termination of Employment: with respect to any Participant, the date on which the Participant ceases, for any reason, to be an employee of the Company or any of its subsidiaries or affiliates. Without limiting the generality of the foregoing, unless the Committee determines otherwise, a Participant shall be deemed to have a Termination of Employment if the entity by which he or she is employed ceases to be a subsidiary or affiliate of the Company as a result of a sale, spin-off or other corporate transaction.

Section 1.3 Administration. The Committee shall be responsible for administering the Plan in all respects, including without limitation designating the Participants (other than the Chief Executive Officer of the Company, who shall automatically be a Participant), establishing rules and regulations for the operation of the Plan, and interpreting the Plan and all associated documentation. The Committee may delegate to one or more of its members or to appropriate employees of the Company the responsibility to carry out any purely ministerial responsibilities in connection with the Plan. However, in no event shall the following responsibilities be considered ministerial, and they shall be carried out only by the Committee acting by decision of the majority of its members: (i) the designation of Participants;
(ii) the establishment of the terms and conditions of Award Opportunities;
(iii) the certification of the achievement of Performance Goals; (iv) the determination of the actual Awards to be paid to Participants; and (v) any other responsibilities that must be carried out by a committee of outside directors for purposes of the Section 162(m) Exemption. All actions and determinations of the Committee shall be taken in its sole discretion, and shall be binding and conclusive on Participants and all other parties.

Section 1.4 Unfunded Plan. The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards and Award Opportunities. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Section 1.5 Non-Transferability. None of the rights of Participants under the Plan or with respect to their Awards or Award Opportunities shall be transferable, except as specifically provided in Section 3.2(b) in the event of a Participant's death. Without limiting the generality of the foregoing, no such rights shall be transferable pursuant to a domestic relations order.

                                   Article II

         Establishment of Award Opportunities; Determination of Awards

Section 2.1 Establishment of Award Opportunities. Within the period required to qualify for the Section 162(m) Exemption, the Committee shall establish the terms and conditions (including without limitation the applicable Performance Goals) of all Award Opportunities for Participants for each fiscal year. Each Participant may be granted, for each fiscal year of the Company, one Award Opportunity payable shortly following the end of the current fiscal year (a "Short-Term Award") and one Award Opportunity payable shortly following the end of one or more subsequent fiscal years (a "Long-Term Award").

Section 2.2 Determination of Awards. Following completion of the period during which the Performance Goal(s) for a particular Award Opportunity are to be achieved, the Committee shall evaluate and certify in writing the degree to which the Performance Goal(s) have been met, and shall determine the actual amount of the Award that will be considered earned by the Participant (whether payable shortly following such determination or later, as provided in the terms of the Award Opportunity). In determining the achievement of Performance Goals, the Committee shall disregard the impact of regulatory changes (such as changes to applicable accounting rules) made after the Performance Goals were established, as well as the impact of extraordinary items. The Committee may determine that such actual Award amount will be less, but not more, than the amount determined in accordance with the terms and conditions of the Award Opportunity when it was originally established.

Section 2.3 Limitation on Awards. Notwithstanding any other provision of the Plan, the actual amount of any single Short-Term Award or Long-Term Award paid to any Participant may not exceed $2,000,000.

                                  Article III

                               Payment of Awards

Section 3.1 Normal Payment Schedule. If a Participant becomes entitled to a payment with respect to any Award Opportunity, such payment shall be made to the Participant in cash, as soon as practicable following the satisfaction of all requirements for receipt of such payment; provided, that such payment (a) shall not be made earlier than the time provided for in the applicable Award Opportunity, (b) may be deferred by the Participant in accordance with the terms of any deferred compensation plan of the Company in which he or she participates, to the extent allowed by such plan (a "Deferral"), and (c) shall be subject to all applicable tax and other withholding.

Section 3.2 Termination of Employment. The consequences for a Participant's Awards and Award Opportunities of a Termination of Employment shall be as set forth below, unless otherwise provided in the terms and conditions of the applicable Award Opportunity.

  (a) Voluntary Termination; Termination for Cause. If a Participant experiences a Termination of Employment by the Participant's voluntary action (other than as a result of the Participant's death, Disability or Retirement), or by the Company for Cause, the Participant shall forfeit all Award Opportunities and all rights to receive payments of Awards that have been earned but not previously been paid to him or her (except to the extent not paid by reason of a Deferral, in which event the consequences of such Termination of Employment shall be governed by the applicable deferred compensation plan).

  (b) Death, Disability and Retirement. If a Participant experiences a Termination of Employment as a result of the Participant's death, Disability or Retirement, or by the Company for Cause, then (i) if the Committee so determines, in its sole discretion, the Participant, or the Participant's estate, shall be entitled to receive payments with respect to Award Opportunities for which the performance period has not yet ended at the date of such Termination of Employment, at such times and in such amounts as would have applied, had the Participant not experienced a Termination of Employment (provided, that the amounts so paid may, in the Committee's discretion, be pro-rated to reflect the timing of the Termination of Employment); and (ii) any payments with respect to Awards that have been earned but not yet paid at the time of the Termination of Employment shall be paid to the Participant, or the Participant's estate, as soon as practicable after the Termination of Employment (except to the extent not paid by reason of a Deferral, in which event the consequences of such Termination of Employment shall be governed by the applicable deferred compensation plan).

  (c) Other Terminations. If the Participant experiences a Termination of Employment for any reason not described in Sections 3.2(a) and (b) above, the Committee shall determine, in its sole discretion, the extent to which the Participant may receive payments with respect to any then-outstanding Awards and Award Opportunities; provided, that in no event shall such payments exceed the amounts that would have been paid had the Participant not experienced a Termination of Employment; and provided, further, that with respect to any Awards that have been earned but not paid by reason of a Deferral, the consequences of such Termination of Employment shall be governed by the applicable deferred compensation plan.

                                   Article IV

                       Amendment and Termination of Plan

The Plan may be amended or terminated at any time by resolution of the Board of Directors of the Company; provided, that no such amendment or termination may alter the terms and conditions of any then-outstanding Award Opportunity or Award in a manner adverse to the Participant without the Participant's consent, and no such amendment or termination may alter the terms and conditions of any then-outstanding Award Opportunity or Award in a manner favorable to the Participant or that would otherwise cause such Award Opportunity or Award to cease to qualify for the Section 162(m) Exemption.

                                     NOTES

[LOGO OF WESTVACO]

Westvaco Corporation
299 Park Avenue
New York, NY 10171

Corporate Secretary
203 461 7500
For shareholder information
Call toll free 1 800 432 9874

Westvaco on the World Wide
Web Earnings, corporate news
releases, product
information, financial and
environmental reports and
other company information can
be found on Westvaco's
Internet site:
http://www.westvaco.com


[LOGO OF RECYCLED PAPER]
50% recovered fiber
10% postconsumer fiber
The proxy statement is printed on American Eagle(R) web dull paper manufactured at Westvaco's
Tyrone, PA, fine papers mill.

WESTVACO

Dear Fellow Shareholders:

We cordially invite you to join us at the 2001 Annual Meeting of Shareholders of Westvaco Corporation to be held at 10 o'clock in the morning on Tuesday, February 27, 2001. The meeting will be held in the Astor Salon of The Waldorf-Astoria Hotel, 301 Park Avenue (at 49th Street), New York, New York. Whether or not you expect to attend the meeting, however, please sign, date, and promptly return the enclosed proxy.

This year our proxy material includes three proposals. We ask for your support in voting FOR Proposal 1, the election of our directors; FOR Proposal 2, the appointment of our independent accountants; and FOR Proposal 3, approval of the proposed Westvaco Corporation Annual and Long-Term Incentive Plan.

Your interest in your company as demonstrated by the representation of your shares at our annual meeting is a great source of strength for your company. Your vote is very important to us and accordingly, we ask that you sign, date and return the enclosed proxy promptly.

Sincerely,

John A. Luke, Jr.
Chairman, President and Chief Executive Officer

                            Detach Proxy Card Here
--------------------------------------------------------------------------------

The Board of Directors recommends a vote "FOR" all nominees listed below, "FOR" proposal 2 and "FOR" proposal 3.

(1) Election of Directors  FOR all nominees [X] WITHHOLD AUTHORITY to vote    [X]  FOR ALL  [X]
                           listed below         for all nominees listed below      EXCEPT

Nominees: Douglas S. Luke, Jane L. Warner, and Richard A. Zimmerman (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "For All Except" box and strike a line through that nominee's name)

(2) Appointment of PricewaterhouseCoopers LLP as independent accountants for 2001.

                     FOR [X]    AGAINST [X]   ABSTAIN [X]


(3) Approval of the proposed Westvaco Corporation Annual and Long-Term Incentive Plan.

                     FOR [X]    AGAINST [X]   ABSTAIN [X]

                                               Change of Address and
                                               or Comments Mark Here     [X]

                                               The proxies are directed to vote
                                               as specified above and in their
                                               discretion on any matters
                                               properly coming before the
                                               meeting and any adjournment
                                               thereof. If no direction is made,
                                               the proxies will vote FOR all
                                               nominees listed above, FOR
                                               Proposal 2 and FOR Proposal 3.
                                               Please date, sign, and return
                                               this proxy promptly. Please sign
                                               exactly as your name appears on
                                               this proxy. If signing for
                                               estates, trusts or corporations,
                                               title or capacity should be
                                               stated.

                                               Dated:_____________, 2001

                                               _______________________________
                                                         Signature(s)
                                               _______________________________
                                                         Signature(s)

                                              Votes MUST be indicated
                                              (x) in Black or Blue ink.  [X]

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed
Envelope.

                             WESTVACO CORPORATION

  Proxy Solicited on behalf of the Board of Directors of Westvaco Corporation

   The undersigned appoints John A. Luke, Jr., Rudolph G. Johnstone, Jr., and John W. Hetherington, successively, with full power of substitution, to represent and to vote all common stock of Westvaco Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the corporation to be held on February 27, 2001 and at any adjournment of such meeting.

                                       WESTVACO CORPORATION
                                       P.O. BOX 11326
                                       NEW YORK, N.Y. 10203-0326

              (continued, and to be signed on the reverse side.)